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[LETTERHEAD OF FMC GOLD COMPANY]

                                                                       EXHIBIT 5


December 19, 1995


FMC Gold Company
200 East Randolph Drive
Chicago, IL 60601

Gentlemen:

Referring to the Registration Statement on Form S-8 being filed by FMC Gold Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of shares subject to stock options or other awards granted or to be granted under the FMC Gold Company 1988 Long-Term Incentive Compensation Plan (the "Plan"), I am of the opinion that:

1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

2. All necessary corporate action has been duly taken to authorize the establishment of the Plan.

3. The Plan has been validly created, and the interests of the participants therein are and will be valid and subsisting in accordance with the terms of the Plan.

4. Upon delivery of shares of Common Stock of the Company to participants in the Plan in accordance with, and pursuant to the terms of, the Plan, such shares will be legally issued, fully paid and nonassessable shares of the Common Stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above.

Very truly yours,


Robert L. Day
General Counsel

RLD:bn